Contact:	Timothy M. Doyle Executive Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

IMPERIAL CAPITAL BANCORP, INC. REPORTS
EARNINGS FOR THE QUARTER AND YEAR ENDED
DECEMBER 31, 2007

La Jolla, California (February 6, 2008) --- Imperial Capital Bancorp, Inc. (NYSE-IMP) today reported net income for the quarter ended December 31, 2007, primarily resulting from the operations of its wholly-owned subsidiary, Imperial Capital Bank (the Bank), of $1.1 million or $0.21 per diluted share compared to $7.0 million or $1.22 per diluted share for the same period last year. President and Chief Executive Officer George W. Haligowski stated: "Our results for the quarter reflect the deteriorating economic conditions currently being experienced in the real estate and credit markets. Although we have consequently recorded substantial provisions for loan losses and raised our allowance for loan loss reserve ratio, we have maintained our profitability and increased our book value during the quarter."

Net interest income before provision for loan losses decreased 13.1% to $20.2 million for the quarter ended December 31, 2007, compared to $23.2 million for the same period last year. This decrease was primarily due to the decline in the yield earned on our loan portfolio, as higher yielding loans have paid-off and were replaced by loan production that was originated at lower spreads over our cost of funds due to competitive pricing pressures. Net interest income was further negatively impacted by the increase in our cost of funds as deposits and all other interest bearing liabilities repriced to higher market interest rates, partially offset by the growth in the average balance of our loan portfolio. Haligowski commented: "We continue our effort started in the third quarter of this year to improve our net interest margins with an additional 25 basis points in lending rate increases and have instituted floor rates at appropriate margins over our cost of funds. With the recent 125 basis points in rate cuts instituted by the Federal Reserve, we expect some relief in cost of funds despite competitive deposit pricing pressures in the markets we serve."

The provision for loan losses was $4.6 million and $1.3 million, respectively, for the quarters ended December 31, 2007 and 2006. The increase in provision for loan losses during the quarter was primarily due to the increase in our non-performing loans. Non-performing loans as of December 31, 2007 were $38.0 million, compared to $26.3 million at December 31, 2006. As a percentage of our total loan portfolio, the amount of non-performing loans was 1.20% and 0.88% at December 31, 2007 and 2006, respectively. The increase in non-performing loans was primarily related to five lending relationships that in the aggregate represented approximately $15.5 million of the total of $22.5 million of loans transferred to non-performing status during the quarter. With the housing and secondary mortgage markets continuing to deteriorate and showing no signs of stabilizing in the near future, we continue to aggressively monitor our real estate loan portfolio, including our commercial and residential construction loan portfolio. Our construction loan portfolio at December 31, 2007 totaled $421.1 million, of which $209.6 million were residential construction loans, representing only 6.6% of our total loan portfolio. At December 31, 2007, we had $8.8 million of non-performing lending relationships within our construction loan portfolio, consisting of two residential construction projects located in Corona, California and Portland, Oregon.

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Imperial Capital Bancorp, Inc. reports earnings
For the quarter and year ended December 31, 2007

General and administrative expenses were $13.8 million for the quarter ended December 31, 2007, compared to $11.1 million for the same period last year. The Company's efficiency ratio (defined as general and administrative expenses as percentage of net revenue) was 66.2% for the quarter ended December 31, 2007, as compared to 46.0% for the same period last year. The increase in our efficiency ratio was primarily caused by the $2.7 million increase in general and administrative expenses, as well as the $3.0 million decrease in net interest income, which, as discussed above, was caused by the decrease in our net interest spread.

Loan originations were $150.6 million for the quarter ended December 31, 2007, compared to $388.3 million for the same period last year. During the current quarter, the Bank originated $77.5 million of commercial real estate loans, $50.7 million of small balance multi-family real estate loans, and $22.4 million of entertainment finance loans. Loan originations for the same period last year consisted of $203.4 million of commercial real estate loans, $122.9 million of small balance multi-family real estate loans, and $62.0 million of entertainment finance loans. In addition, the Bank's wholesale loan operations acquired $150.5 million of commercial and multi-family real estate loans during the quarter ended December 31, 2006. The Bank did not have any wholesale loan purchases during the current quarter. Haligowski commented that: "The pace of commercial real estate investment during the first half of the year drove our loan production to record levels, however investor demand has declined precipitously due to the uncertainty of current economic and market conditions. As we have increased our lending rates and tightened credit in response to current market conditions our fourth quarter loan production declined by over 60% as compared to the same period last year. We anticipate that loan demand will remain soft in the near term, but will ultimately normalize as the current macroeconomic credit and liquidity conditions improve and markets stabilize."

Net income for the year ended December 31, 2007 was $15.6 million, or $2.81 per diluted share, compared to $26.9 million, or $4.71 per diluted share, for the same period last year. Net interest income before provision for loan losses decreased 8.2% to $86.7 million for the year ended December 31, 2007, compared to $94.4 million for the prior year. This decrease was primarily due to the decline in the yield earned on our loan portfolio, as higher yielding loans have continued to paid-off and were replaced by loan production that was originated at lower spreads over our cost of funds due to competitive pricing pressures. Net interest income was further negatively impacted by the increase in our cost of funds as deposits and all other interest bearing liabilities repriced to higher market interest rates, partially offset by the growth in the average balance of our loan portfolio.

The provision for loan losses was $11.1 million and $5.0 million, respectively, for the years ended December 31, 2007 and 2006. Refer to the discussion above for additional information regarding the provision for loan losses and non-performing loans.

General and administrative expenses were $51.4 million for the year ended December 31, 2007, compared to $46.4 million for the prior year. The Company's efficiency ratio was 57.2% for the year ended December 31, 2007, as compared to 47.8% for the prior year. The fluctuation in our efficiency ratio during the year was primarily due to a decline in net interest income earned, which, as discussed above, was caused by a decrease in our net interest rate spread.

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Imperial Capital Bancorp, Inc. reports earnings
For the quarter and year ended December 31, 2007

Loan originations were $1.2 billion for the year ended December 31, 2007, compared to $1.1 billion for the prior year. During the current year, the Bank originated $721.5 million of commercial real estate loans, $331.9 million of small balance multi-family real estate loans, and $114.4 million of entertainment finance loans. Loan originations for the prior year consisted of $693.1 million of commercial real estate loans, $293.7 million of small balance multi-family real estate loans, and $102.7 million of entertainment finance loans. In addition, the Bank's wholesale loan operations acquired $47.3 million and $497.8 million of multi-family real estate loans during the years ended December 31, 2007 and 2006, respectively. The decline in wholesale loan acquisitions during the current year primarily related to a reduction in loan pools being offered in the secondary market that met our pricing and credit requirements.

Total assets increased $135.7 million to $3.6 billion at December 31, 2007, compared to $3.4 billion at December 31, 2006. The increase in total assets was primarily due to a $153.4 million increase in our loan portfolio, an $18.4 million increase in investment securities available-for-sale and a $12.7 million increase in other real estate and other assets owned, partially offset by a $34.5 million decline in investment securities held-to-maturity and a $21.5 million decrease in cash and cash equivalents.

Non-performing assets were $57.4 million and $33.0 million, representing 1.62% and 0.97% of total assets as of December 31, 2007 and December 31, 2006, respectively. The increase in non-performing assets during the year ended December 31, 2007 consisted of the addition of $85.3 million of non-performing loans, partially offset by paydowns received of $27.0 million, charge-offs of $10.9 million and loan upgrades of $17.8 million from non-performing to performing status. As of December 31, 2007 as compared to December 31, 2006, the net increase in non-performing loans primarily consisted of $8.8 million of residential construction real estate loans and $15.0 million of commercial and multifamily loans, partially offset by decreases of $4.5 million of franchise loans and $7.6 million of entertainment finance loans. In addition, our other real estate and other assets owned increased by $12.7 million during the current year to $19.4 million. At December 31, 2007, we owned 19 properties, consisting of $2.8 million of commercial real estate, $9.5 million of multi-family real estate, $2.0 million of residential construction and $5.1 million of entertainment finance assets. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) was 125.9% at December 31, 2007 as compared to 175.4% at December 31, 2006.

The allowance for loan losses as a percentage of our total loans was 1.5% at December 31, 2007 and 2006, respectively. We believe that these reserves levels were adequate to support known and inherent losses in our loan portfolio and for specific reserves as of December 31, 2007 and December 31, 2006, respectively. The allowance for loan losses is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans and other loans of concern, as well as specific reserves and charge-off activity. During the year, the level of other loans of concern declined by 59.1%, from $67.0 million at December 31, 2006 to $27.4 million at December 31, 2007. Other loans of concern consist of performing loans which have known information that has caused management to be concerned about the borrowers ability to comply with present loan repayment terms. In addition, this ratio was further impacted by the higher concentration of small balance multi-family loans in our portfolio, which has improved our geographic diversity and lowered our average loan size due to the national expansion of our lending platform, as well as the Bank's aggressive recognition of charge-offs and the identification of problem credits in a timely manner. During the years ended December 31, 2007 and 2006, we had net charge-offs of $9.3 million and $2.8 million, respectively.

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Imperial Capital Bancorp, Inc. reports earnings
For the quarter and year ended December 31, 2007

At December 31, 2007, shareholders' equity totaled $227.6 million or 6.4% of total assets. During the current quarter, we did not repurchase any shares under the Company's share repurchase program. For the year ended December 31, 2007, we repurchased 187,475 shares at an average price of $47.42 per share. Since beginning share repurchases in April 1997, a total of 3.7 million shares have been repurchased under our stock repurchase program, returning approximately $110.0 million of capital to our shareholders at an average price of $29.59 per share. The Company's book value per share of common stock was $44.22 as of December 31, 2007, an increase of 5.1%, from $42.07 per share as of December 31, 2006.

The Bank had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at December 31, 2007 of 8.31%, 9.60% and 10.85%, respectively, which represents $116.7 million, $109.8 million and $26.0 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition, the Company, the Bank's holding company, had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at December 31, 2007 of 8.44%, 9.73% and 11.29%, respectively, which represents $121.8 million, $114.7 million and $39.6 million, respectively, of capital in excess of the amount required to be "well capitalized".

Haligowski concluded: "2007 has turned out to be a year of extremes for our company with record profitability during the first half of the year and then being faced with the current credit and liquidity crisis commencing during the second half of the year. Through all these challenges we have maintained our profitability and have grown book value while some of our competitors and peers have experienced staggering losses. Although the banking industry and our commercial real markets certainly face challenges in the short term, we plan to diligently manage our portfolio, and focus on continuing to strengthen our balance sheet, while we position the company to take advantage of opportunities that will become available in the future."

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, increased costs from pursuing the national expansion of our lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short- and long-term interest rates, levels of non-performing assets and other loans of concern, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2008 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

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Imperial Capital Bancorp, Inc. reports earnings
For the quarter and year ended December 31, 2007

Imperial Capital Bancorp, Inc. (formerly ITLA Capital Corporation) is a publicly traded diversified bank holding company specializing in commercial real estate lending on a national basis and is headquartered in San Diego, California. The Company conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has eight retail branch locations and 25 loan origination offices serving the Western United States, the Southeast, the Mid-Atlantic States, the Ohio Valley, the Metro New York area and New England.

For additional information, contact Timothy M. Doyle, Executive Managing Director and Chief Financial Officer, at (858) 551-0511.

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IMPERIAL CAPITAL BANCORP, INC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
	December 31,
	2007	December 31,
	(unaudited)	2006
	(in thousands, except share amounts)
Assets

Cash and cash equivalents	$ 8,944	$ 30,448
Investment securities available-for-sale, at fair value	117,924	99,527
Investment securities held-to-maturity, at amortized cost	159,023	193,512
Stock in Federal Home Loan Bank	53,497	48,984
Loans, net (net of allowance for loan losses of $47,783 and
$46,049 as of December 31, 2007 and 2006, respectively)	3,125,072	2,973,368
Interest receivable	20,841	20,753
Other real estate and other assets owned, net	19,396	6,729
Other assets	46,522	42,189

Total assets	$ 3,551,219	$ 3,415,510

Liabilities and Shareholders' Equity

Liabilities:
Deposit accounts	$ 2,181,858	$ 2,059,405
Federal Home Loan Bank advances and other borrowings	1,021,235	1,010,000
Accounts payable and other liabilities	33,959	38,168
Junior subordinated debentures	86,600	86,600

Total liabilities	3,323,652	3,194,173

Commitments and contingencies

Shareholders' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 9,142,256 and 9,065,672 issued as of December 31, 2007
and 2006, respectively	85,009	82,073
Retained earnings	255,947	243,823
Accumulated other comprehensive income, net	267	35
	341,223	325,931
Less treasury stock, at cost - 3,995,634 and 3,803,969 shares
as of December 31, 2007 and 2006, respectively	(113,656)	(104,594)
Total shareholders' equity	227,567	221,337

Total liabilities and shareholders' equity	$ 3,551,219	$ 3,415,510

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IMPERIAL CAPITAL BANCORP, INC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(in thousands, except per share amounts)
Interest income:
Loans receivable, including fees	$ 58,072	$ 55,496	$ 233,749	$ 207,320
Cash and investment securities	4,185	4,687	17,522	19,181
Total interest income	62,257	60,183	251,271	226,501

Interest expense:
Deposit accounts	27,559	25,097	110,111	85,156
Federal Home Loan Bank advances and other borrowings	12,424	9,735	46,134	38,722
Junior subordinated debentures	2,070	2,109	8,338	8,197
Total interest expense	42,053	36,941	164,583	132,075

Net interest income before provision for loan losses	20,204	23,242	86,688	94,426
Provision for loan losses	4,561	1,250	11,077	5,000
Net interest income after provision for loan losses	15,643	21,992	75,611	89,426
Non-interest income:
Late and collection fees	271	278	1,119	970
Other	354	592	2,014	1,802
Total non-interest income	625	870	3,133	2,772
Non-interest expense:
Compensation and benefits	6,694	4,735	23,899	21,265
Occupancy and equipment	1,904	1,871	7,832	7,439
Other	5,187	4,497	19,633	17,743
Total general and administrative	13,785	11,103	51,364	46,447
Real estate and other assets owned expense, net	154	118	780	334
Provision for losses on other real estate owned	300	-	300	-
Loss on sale of other real estate owned, net	114	35	45	35
Total real estate owned expense, net	568	153	1,125	369
Total non-interest expense	14,353	11,256	52,489	46,816
Income before provision for income taxes	1,915	11,606	26,255	45,382
Provision for income taxes	784	4,643	10,635	18,493
NET INCOME	$ 1,131	$ 6,963	$ 15,620	$ 26,889
BASIC EARNINGS PER SHARE	$ 0.21	$ 1.26	$ 2.85	$ 4.83
DILUTED EARNINGS PER SHARE	$ 0.21	$ 1.22	$ 2.81	$ 4.71